Exhibit 4.37

EXECUTION VERSION

JOINDER NO. 2 dated as of October 1, 2018 (the “Joinder Agreement”) to the PARI PASSU INTERCREDITOR AGREEMENT dated as of March 30, 2017, (the “Intercreditor Agreement”), among Wilmington Trust, National Association, as Collateral Trustee under the Collateral Trust Agreement (as successor to Bank of America, N.A., which was successor to Citibank, N.A.) (in such capacity and together with its successor, the “Collateral Trustee”), Wilmington Trust, National Association, as Initial Other Authorized Representative, The Bank of New York Mellon, London Branch, as an Authorized Representative, the additional Authorized Representatives from time to time a party thereto and the other parties from time to time a party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B. Reference is made to that certain Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of the date hereof, among Tenneco Inc. and Tenneco Automotive Operating Company Inc., each as borrowers, the Subsidiary Borrowers (as defined therein) from time to time party thereto, the several banks and other financial institutions or entities from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

C. As a condition to the ability of the Borrower to incur Other First Lien Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Other First Lien Security Documents, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Intercreditor Agreement. Section 5.14 of the Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by, the Intercreditor Agreement, pursuant to the execution and delivery by the Additional Senior Class Debt Representative of an instrument in the form of this Joinder and the satisfaction of the other conditions set forth in Section 5.14 of the Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) is executing this Joinder Agreement in accordance with the requirements of the Intercreditor Agreement and the First Lien Security Documents.

Accordingly, the New Representative agrees as follows:

SECTION 1. In accordance with Section 5.14 of the Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, and the related Additional Senior Class Debt in respect of the Credit Agreement becomes subject to and bound by, the Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative and the New Representative, on its behalf and on behalf of such Additional Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as Authorized Representative and to the Additional Senior Class Debt Parties that it represents as Other First Lien Secured Parties in respect of the Credit Agreement. Each reference to an “Authorized Representative” in the Intercreditor Agreement shall be deemed to include the New Representative. The Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to the Collateral Trustee, each Authorized Representative and the other First Lien Secured Parties, individually, that (a) it has full power and authority to enter into this Joinder Agreement, in its capacity as administrative agent under the Credit Agreement, (b) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and (c) the Other First Lien Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s entry into this Joinder Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the Intercreditor Agreement as Other First Lien Secured Parties.

SECTION 3. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when the Collateral Trustee shall have received a counterpart of this Joinder Agreement that bears the signatures of the New Representative. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4. Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPALS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to them at their respective addresses set forth below their signatures hereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, the New Representative has duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as
Additional Senior Class Debt Representative (in its capacity as administrative agent for the holders of the Obligations under the Credit Agreement as defined in this Joinder Agreement),

By:	/s/ Gene R. Riego de Dios
Name: Gene R. Riego de Dios
Title: Executive Director

Address for notices:

attention of:
Telecopy:

JPMORGAN CHASE BANK, N.A. 383 Madison Avenue, Floor 24 New York, New York 10179

attention of: Gene R. Riego de Dios
Telecopy: 212-270-5100

Acknowledged by:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Collateral Trustee
By:	/s/ Jane Y. Schweiger
Name: Jane Y. Schweiger
Title: Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Initial Other Authorized Representative

By:	/s/ Jane Y. Schweiger
Name: Jane Y. Schweiger
Title: Vice President

Acknowledged by:

THE BANK OF NEW YORK MELLON, LONDON BRANCH, as an Authorized Representative

By:	/s/ Marco Thuo
Name: Marco Thuo
Title: Vice President